Exhibit 99.2

News Release

ARIAD PRESENTS DATA FROM MUTATIONAL PROFILING IN

CRIZOTINIB-RESISTANT PATIENTS TREATED WITH INVESTIGATIONAL

MEDICINE BRIGATINIB SHOWING SIMILAR RESPONSE RATES IN

PATIENTS WITH AND WITHOUT SECONDARY ALK MUTATIONS

~ Brigatinib Achieves Confirmed Response in Patient with G1202R Mutation that Emerges

Following Treatment with Current Approved Therapies

Chicago, IL and Cambridge, MA – June 4, 2016 – ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced clinical data from an analysis aimed at characterizing the activity of its investigational tyrosine kinase inhibitor (TKI), brigatinib, in patients with anaplastic lymphoma kinase positive (ALK+) advanced non-small cell lung cancer (NSCLC) who have progressed on crizotinib. The analysis was based on ALK mutation status as determined by next-generation sequencing (NGS) of tumor tissue collected from the ongoing Phase 1/2 and ALTA clinical trials.

Data from this analysis showed that brigatinib yields confirmed responses in patients with multiple different secondary ALK mutations, including one G1202R case. There are no currently approved ALK treatments that have demonstrated activity against the G1202R mutation.

These data are being presented today at the 2016 American Society of Clinical Oncology (ASCO) annual meeting in Chicago.

Study Methods

Requirements for the Phase 1/2 and ALTA trials of brigatinib included that tumor tissue be collected at patient screening after failure on crizotinib therapy and prior to brigatinib treatment. An optional post-baseline tumor biopsy also was requested following disease progression on brigatinib. Tumor samples were analyzed using a NGS (next-generation sequencing) platform that examined the entire coding sequence of 315 cancer-related genes plus introns from 28 genes often rearranged or altered in cancer. This analysis focuses on the relationship between brigatinib clinical activity and ALK mutation status at baseline and after disease progression on brigatinib therapy.

A total of 32 baseline tumor samples from the clinical trials of brigatinib were evaluable using NGS, and a total of six post-baseline samples following disease progression on brigatinib were evaluable by NGS.

Study Results

•	Of the 32 patients with baseline NGS data, 22 (69%) achieved a confirmed objective response on brigatinib.

•	Of the 9 patients with secondary ALK mutations at baseline, 7 (78%) achieved a confirmed objective response on brigatinib.

•	Of the 23 patients without secondary ALK mutations at baseline, 15 (65%) achieved a confirmed objective response rate (ORR) on brigatinib.

•	Of the 6 patients with evaluable tissue samples collected after progression on brigatinib therapy, 5 (83%) were determined to have detectable secondary mutations in the ALK kinase domain. Three out of five of these patients had complex mutation patterns, following responses lasting 5.4, 7.4 and 28.5 months. Two out of five had single secondary ALK kinase domain mutations detected, following responses lasting 10.9 and 11 months.

•	Of the one patient with a secondary G1202R mutation, the patient achieved a confirmed response on brigatinib and the response is on-going.

“It is encouraging that responses to brigatinib were observed in patients with crizotinib resistant ALK+ lung cancer with and without the presence of ALK resistance mutations. This is consistent with preclinical studies showing brigatinib to be a potent pan-inhibitor of all known ALK secondary resistance mutants,” stated Scott N. Gettinger, M.D., associate professor of medicine at Yale Cancer Center.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts is an orphan oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other orphan cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This press release contains forward-looking statements. Any statements contained herein which do not describe historical facts, including, but not limited to, statements regarding: updated clinical data for brigatinib and the therapeutic potential of brigatinib are forward-looking statements which are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, among others: early-stage clinical data may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the adequacy of our capital resources and the availability of additional funding; our ongoing and additional clinical trials of brigatinib may not be successful or initiated, enrolled or conducted in a timely manner; regulatory developments and safety issues; competitive risks; manufacturing issues and those additional factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

CONTACTS:	For Investors	For Media
	Manmeet S. Soni	Liza Heapes
	Manmeet.soni@ariad.com	Liza.heapes@ariad.com
	(617) 503-7298	(617) 621-2315

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